Exhibit 11            COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries

                                      QUARTER ENDED        TWO QUARTERS ENDED
                                 10/27/95    10/28/94    10/27/95    10/28/94
Shares issued at beginning
  of period                     7,983,466   8,807,391   7,898,674   8,807,391
Less repurchased shares at
  beginning of period                 ---  (1,057,641)        ---    (908,701)
Shares outstanding at
  beginning of period           7,983,466   7,749,750   7,898,674   7,898,690
Repurchase of common shares
  weighted average                    ---         ---         ---    (103,846)
Net issuance of shares
  under employee stock plans,
  weighted average                 42,469       2,464      85,471       1,948
Weighted average common
  shares outstanding            8,025,935   7,752,214   7,984,145   7,796,792
Assumed exercise of stock
  options, weighted average
  of incremental shares           277,166     229,688     288,153     226,045
Average shares and
  share equivalents
  outstanding                   8,303,101   7,981,902   8,272,298   8,022,837
Earnings per share             $     0.61  $     0.40  $     1.11  $     0.69
Net Income                     $5,089,000  $3,162,000  $9,215,000  $5,563,000
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